EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our audit letter as of December 31, 2012, included in the Annual Report on Form 10-K of Alta Mesa Holdings, LP for the fiscal year ended December 31, 2012, as well as in the notes to the financial statements included therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E. 45270
President and Chief Operating Officer

Houston, Texas

March 27, 2013